EXHIBIT 10.16

                      THIS AGREEMENT CONTAINS PROVISIONS
                  WHICH ARE SUBJECT TO ARBITRATION UNDER THE
                  TEXAS GENERAL ARBITRATION ACT (ARTICLE 224
               THROUGH 238-6, REVISED CIVIL STATUTES OF TEXAS)




                            EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), made and entered into by and between TRITON ENERGY CORPORATION (the "Company"), having a business address at 6688 N. Central Expressway, Suite 1400, Dallas, Texas 75206 and ______________ (the "Employee"), having a mailing address at
___________________________________.


                   W I T N E S S E T H:


         WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders;

       WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

     WHEREAS, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including Employee, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company;

     WHEREAS, in order to induce Employee to remain in the employ of the Company, the Company is willing to agree to provide certain severance benefits to Employee in the event Employee's employment is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below; and

     WHEREAS, this Agreement is intended to supersede, and does supersede, the employment agreement currently in effect between Employee and the Company;

        NOW, THEREFORE, in consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

     1.     TERM

           1.1 Contract Term. This Agreement shall commence on the date hereof, and shall continue until January 1, 1996; provided, however, that commencing January 1, 1996 and each January 1 thereafter the term of this Agreement shall automatically be extended for an additional year unless (i) there has been no change in control of the Company and (ii) no fewer than thirty (30) days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement.

          1.2 Consideration by Employee. In consideration of the Company's entering into this Agreement, Employee hereby agrees that, for the period commencing on the date hereof and extending through the termination date of this Agreement, Employee will not voluntarily terminate employment with the Company, except in the event of (i) a change in control of the Company as provided herein, (ii) a substantial change in Employee's position, duties, compensation or benefits which would be deemed "Good Reason" for
  Employee to terminate his employment in accordance with Section 3.3 if there were a change in control of the Company, or (iii) the Company's consenting to such termination.

     2. CHANGE IN CONTROL. No benefits shall be payable under this Agreement unless there shall have been a change in control of the Company, as set forth below, and (except as set forth in Section 4 hereof) Employee's employment by the Company shall thereafter have been terminated within two (2) years of the date of such change in control in accordance with Section 3 below. For purposes of this Agreement, a "change in control of the Company" shall mean the occurrence of any of the following events: (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation), in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, (ii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iii) any "person" (as such term is defined in Section 3(a)(9) or Section 13(d)(3) under the Securities Exchange Act of 1934, as amended (the "1934 Act)) or any "group" (as such term is used in Rule 13d-5 promulgated under the 1934 Act), other than the Company or any successor of the Company or any subsidiary of the Company or any employee benefit plan of the Company or any subsidiary (including such plan's trustee), becomes, without the prior approval of the Board of Directors of the Company (the "Board"), a beneficial owner for purposes of Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities of the Company representing 25.0% or more of the Company's then outstanding securities having the right to vote in the election of Directors of the Company, or (iv) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the Directors of the Company, unless the election, or the nomination for election, by the Company's shareholders, of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of the period.

     3. TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL. If a change in control of the Company shall have occurred, Employee shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of his employment (except as set forth in Section 4.3-3), provided that such termination (a) occurs within two (2) years of a change in control of the Company and (b) is not (i) because of his death, "Disability" or "Retirement" (as defined in Section 3.1 below), (ii) by the Company for "Cause" (as defined in Section 3.2 below), or (iii) by Employee other than for "Good Reason" (as defined in Section 3.3 hereof).

     3.1     Disability; Retirement

          3.1-1       If, as a result of Employee's incapacity due to physical
  or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days, and within thirty (30) days after written notice of termination is given Employee shall not have returned to the full-time performance of his duties, the Company may terminate this Agreement for "Disability."

          3.1-2       Termination by the Company or Employee of his employment
 based on "Retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with Employee's consent with respect to him.

             3.2 Cause. The Company may terminate Employee's employment for "Cause." For the purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment hereunder upon (A) the willful and continued failure by Employee to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (B) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, an act, or failure to act, on Employee's part shall not be considered "willful" if done, or omitted to be done, by him (A) in good faith and (B) with reasonable belief that his action or omission was not opposed to the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3d's) of the entire authorized membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity for Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board he was guilty of conduct set forth above in clauses (A) or (B) of the second sentence of this paragraph and specifying the particulars thereof in detail.

             3.3 Good Reason. Employee may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                 3.3-1 Without his express written consent, the assignment to Employee of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a change in control of the Company, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to a change in control of the
  Company, or any removal of Employee from or any failure to re-elect Employee to any of such positions, except in connection with the termination of his employment for Cause, Disability or Retirement or as a result of his death or by Employee other than for Good Reason;

                 3.3-2 A reduction by the Company in Employee's base salary as in effect on the date hereof or as the same may be increased from time to time;

                  3.3-3 The Company's requiring Employee to be based anywhere other than the Company's offices at which he was based immediately prior to a change in control of the Company except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations, or, in the event Employee consents to any relocation, the failure by the Company to pay (or reimburse Employee) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify Employee against any loss (defined as the difference between the actual sale price of such residence and the higher of (a) his aggregate investment in such residence or (b) the fair market value of such residence as determined by a real estate appraiser designated by Employee and reasonably satisfactory to the Company) realized on the sale of Employee's principal residence in connection with any such change of residence;

                   3.3-4 The failure by the Company to continue in effect any benefit or compensation plan (including but not limited to any stock option plans, convertible debenture plan, pension plan, life insurance plan, health and accident plan or disability plan) in which Employee is participating at the time of a change in control of the Company (or plans providing substantially similar benefits), the taking of any action by the Company which would adversely affect Employee's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the change in control of the Company, or the failure by the Company to provide Employee with the number of paid vacation days to which he is then entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof;

                 3.3-5 Any failure of the Company to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in Section 5 hereof; or

                   3.3-6 Any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.4 below (and, if applicable, Section 3.2 above); and for purposes of this Agreement, no such purported termination shall be effective.

              3.4 Notice of Termination. Any termination by the Company pursuant to Sections 3.1 and 3.2 above or by Employee pursuant to Section 3.3 above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination"
  shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of
  Employee's employment under the provision so indicated. In the event that Employee seeks to terminate his employment with the Company pursuant to
  Section 3.3 above, he must communicate his written Notice of Termination to the Company within sixty (60) days of being notified of such action or actions by the Company which constitute Good Reasons for termination.

          3.5 Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (ii) if Employee's employment is terminated for Cause, the date on which a Notice of Termination is given or the date on which there shall have been delivered to Employee the resolution specified in Section 3.2;
  (iii) if Employee's employment is terminated pursuant to Section 3.3 above, the date that is specified in the Notice of Termination; and (iv) if Employee's employment is terminated for any other reason, the date on which a
  Notice of Termination is given; provided that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. If a change in control of the Company shall have occurred (except as provided in Section 4.3-3 hereof) and the other conditions in the first paragraph of Section 3 are met, Employee shall be entitled to the following:
          4.1 Disability. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive his full base salary at the rate then in effect and any installments of deferred portions of awards under any applicable incentive, bonus or other plans paid during such period until this Agreement is terminated pursuant to Section 3 hereof. Thereafter, Employee's benefits in respect of his disability shall be determined in accordance with the Company's Long-Term Disability Income Insurance Plan, or a substitute plan, and any other plans providing for the disability of a participant then in effect.

              4.2 Termination for Cause. If Employee's employment shall be terminated for Cause, the Company shall pay Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to
 Employee to make any payments under this Agreement.

             4.3 Termination Without Cause. If the Company shall terminate Employee's employment other than pursuant to Sections 3.1 or 3.2 hereof or if
  Employee shall terminate his employment for Good Reason, then the Company shall pay to Employee as severance pay in a lump sum in cash not later than the tenth (10th) day following the Date of Termination, the following amounts:

               4.3-1 Employee's full base salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given;

               4.3-2 In lieu of any further salary or bonus payments to Employee for periods subsequent to the Date of Termination, an amount equal to the product of (a) the sum of (i) the highest of Employee's base salary in effect at any time from the three years prior to, through and including, the Date of Termination plus (ii) the highest of the aggregate bonuses paid to Employee during any fiscal year all or a part of which was included in the foregoing three year period plus (iii) the highest of the aggregate contributions made by Employer on Employee's behalf in respect of Employee's participation in Employer's 401(k) plan or plans during any fiscal year all or a part of which was included in the foregoing three year period multiplied by (b) the number three (3);

               4.3-3 In lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of options ("Options"), if any, granted to Employee under the Company's stock option plans (which Options shall be canceled upon the making of the payment referred to below), Employee shall receive an amount in cash equal to the aggregate spread between the exercise prices of all Options held by Employee whether or not then fully exercisable, and the highest price per Company Share  actually paid
  (including the fair market value of any securities into which or for which a Company Share was converted or exchangeable) in connection with any change in control of the Company (such price being hereinafter referred to as "Termination Price") and the Company shall, if requested by Employee, purchase all Debentures (herein so called) theretofore purchased by Employee under the Company's convertible debenture plans, regardless of whether such Debentures are then convertible, in cash in an amount equal to the aggregate spread between the conversion price of the Debentures held by Employee and the Termination Price times the number of Company Shares into which the Debentures are convertible (assuming such Debentures were fully vested);
  provided that, notwithstanding the foregoing, in the event of a change in control of the Company Employee shall have the right to require the Company to make the payment in respect of such Options in the amount, and purchase such Debentures for the purchase price, described in this Section 4.3-3 notwithstanding Employee's continuing employment with the Company, which right shall be exercisable commencing immediately prior to the change in control of the Company and shall terminate 190 days following the change in control of the Company, and any such payment and purchase price shall be payable no later than the tenth (10th) day following (i) the change in control of the Company or (ii) the date on which Employee delivers notice of his exercise of such right, whichever comes later, together with, if and to the extent triggered by the exercise of such right, an amount set forth in
 Section 4.3-6; and

                  4.3-4  All relocation and indemnity payments as set forth in
 Section 3.3-4 hereof, and all legal fees and expenses incurred by Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

                  4.3-5 An amount equal to the estimated cost to Employee and Employee's beneficiaries of obtaining medical, dental, life and disability insurance coverage comparable to that provided by the Company to Employee and
  Employee's beneficiaries immediately prior to the Date of Termination for a period of twelve (12) consecutive months after the Date of Termination; provided, that this subsection 4.3-5 is in addition to and not in lieu of any continuation (COBRA) rights or conversion rights under any plan provided by the Company to Employee and Employee's beneficiaries; and
               4.3-6     If as a result of any payment by the Company,
  Employee incurs an excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision), on any "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (or any successor provision), the Company will pay to
 Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after reduction for the Excise Tax on the excess parachute payments and the federal, state and local income tax and Excise Tax on the Gross-Up Payment, will be equal to the sum of the amount of the excess parachute payments and the Employee's "base amount" allocable thereto within the meaning of Section 280G(b)(3) of the Code (or any successor provision).

                        For purposes of determining the amount of the Gross-Up Payment, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the
 Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee's residence on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

                     Employee and the Company agree to reasonably cooperate in the determination of the amount of the Gross-Up Payment. If Employee and the Company are unable to agree on the amount of the Gross-Up Payment, the amount shall be determined based upon the opinion of tax counsel selected by
  Employee, whose determination shall be final and binding on the parties. Further, Employee and the Company agree to make such adjustments to the amount of the Gross-Up Payment as may be necessary to reflect amounts finally determined by applicable tax authorities, which in the case of Employee will refer to the refund of prior overpayments and in the case of the Company will refer to the makeup of prior underpayments.


            4.4 Benefit Plans. Unless Employee is terminated for Cause, the Company shall maintain in full force and effect for the continued benefit of Employee, for a two-year period after the Date of Termination, all employee benefit plans and programs or arrangements in which Employee was entitled to participate immediately prior to the Date of Termination provided that his continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee's participation in any such plan or program is barred, the Company shall arrange to provide Employee with benefits substantially similar to those which he is entitled to receive under such plans and programs. At the end of the period of coverage, Employee shall have the option to have assigned to him at no cost and with no appointment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to him.

          4.5  Additional Benefits.  If the Company shall terminate
  Employee's employment other than pursuant to Section 3.1 or 3.2 hereof or if Employee shall terminate his employment for Good Reason, then in addition to the benefits to which Employee is entitled under the retirement plans or programs in which Employee participates or any successor plans or programs in effect on the date of termination of his employment hereunder, the Company shall pay Employee, not later than the tenth (10th) day following the Date of Termination, in cash an amount equal to the difference between (a) the present value of the most valuable retirement pension to which Employee would have been entitled under the terms of the retirement plans or programs in which Employee participates (or any successor plans or programs in effect on the Date of Termination hereunder) without regard to "vesting" thereunder, if he would have accumulated three (3) additional years of continuous credited service after the Date of Termination under such retirement plans or programs and (b) the present value of the most valuable retirement pension which he is actually entitled to receive pursuant to the provisions of said retirement plans and programs. For purposes of this Section 4.5, "present value" shall be determined using the same methods and assumptions (including compensation increase assumptions during such additional three year period) utilized under the Company's retirement plans and programs immediately prior to the change in control of the Company.

           4.6 Automobiles. Upon Employee's termination for any reason, the Company shall enable Employee to purchase the automobile, if any, which the Company was providing for Employee's use at the time Notice of Termination was given at the wholesale value of such automobile at such time.

            4.7 Mitigation of Amounts Payable Hereunder. Employee shall not be required to mitigate the amount of any payment provided for in this
  Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer after the
 Date of Termination, or otherwise.

     5.     SUCCESSORS; BINDING AGREEMENT.

          5.1 Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the
 Company, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

              5.2 Employee's Heirs, etc. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

         6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and such officer as may be specifically designated by the Board (which shall in any event include the Company's Chief Executive Officer). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      8. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Texas.

        11. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas, Texas (in accordance with the rules of the American Arbitration Association then in effect). Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay Employee his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and installments under incentive, bonus or other plans) and continue Employee as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 3.5 hereof. Amounts paid under this paragraph are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         12. CAPTIONS AND GENDER. The use of captions and Section headings herein is for the purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

       IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the _____ day of ______________________, 1995.

                              TRITON ENERGY CORPORATION



                              By:     ___________________________________
                                     Robert B. Holland, III
                                     Sr. Vice President, General Counsel
                                     and Secretary

                              [EMPLOYEE]


                              _________________________________________